Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated October 10, 2018 (the “Effective Date”) is made by and between Cardtronics USA, Inc., a Delaware corporation (together with any successor thereof, the “Company”), and Brian Bailey (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the sufficiency of which is hereby acknowledged by the parties, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms otherwise defined herein, for purposes of this Agreement the following capitalized words shall have the following meanings:

1.1          “Affiliate” shall mean any other Person that owns or controls, is owned or controlled by, or is under common ownership or control with, such particular Person.  Without limiting the scope of the preceding sentence, the Parent Company shall be deemed to be an Affiliate of the Company for all purposes of this Agreement.

1.2          “Average Annual Bonus” shall mean the Executive’s Annual Bonus paid (or payable) at target.

1.3          “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”).

1.4          “Board” shall mean the Board of Directors of the Parent Company.

1.5          “Cause” shall mean a reasonable and good faith determination by the Board that Executive has (a) engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its Affiliates, (b) refused without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its Affiliates, (c) materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its Affiliates, (d) willfully engaged in conduct that is materially injurious to the Company or any of its Affiliates, (e) breached restrictive covenants in this Agreement or any other agreement between the Executive and the Company or any of its Affiliates, (f) committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its Affiliates, or (g) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction); provided that any assertion by the Company of a termination of employment for “Cause” shall not be effective unless the Company has provided written Notice of Breach to Executive.

1.6          “Change in Control” shall mean and shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:

(a)          the consummation of a merger of, or other business combination by, the Parent Company with or involving another entity; a reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving the Parent Company; or the sale of all or substantially all of the Parent Company’s or the Company’s Assets to another entity (any of which, a “Corporate Transaction”); unless, following such Corporate Transaction, (a) the holders of equity securities of the Parent Company immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, equity securities of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Parent Company resulting from or surviving any such transaction (such entity, the “Successor Entity”) entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the Successor Entity in substantially the same proportion that they owned the equity securities of the Parent Company immediately prior to such transaction or (b) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity immediately following the Corporate Transaction were Incumbent Directors (defined below) at the time of the execution of the initial agreement providing for such Corporate Transaction;

(b)          upon the dissolution or liquidation of the Parent Company, other than a liquidation or dissolution into any entity in which the holders of equity securities of the Parent Company immediately prior to such liquidation or dissolution beneficially own, directly or indirectly, immediately after such liquidation or dissolution equity securities of the entity into which the Parent Company was liquidated or dissolved entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of such entity, in substantially the same proportion that they owned the equity securities of the Parent Company immediately prior to such liquidation or dissolution;

(c)          when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan sponsored by the Parent Company (or any related trust thereto), acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the combined voting power of the outstanding equity securities of the Parent Company, other than any entity in which the holders of equity securities of the Parent Company immediately prior to such acquisition beneficially own, directly or indirectly, immediately after such acquisition, equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the acquiring entity, in substantially the same proportion that they owned the equity securities of the Parent Company immediately prior to such acquisition or any employee benefit plan sponsored by any such entity (or any related trust thereto); or

(d)          during any period of twelve consecutive months the following individuals (the “Incumbent Directors”) cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (other than such new director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a Person other than the Board).

1.7          “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8          “Company’s Assets” shall mean the assets (of any kind) owned by the Parent Company, including, without limitation, the securities of the Parent Company’s Subsidiaries and any of the assets owned by the Parent Company’s Subsidiaries.

1.9          “Date of Termination” shall mean the date of Executive’s Separation From Service set forth in the Notice of Termination or the date of death, as applicable.

1.10        “Entity” shall mean any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

1.11        “Good Reason” shall mean the occurrence of any of the following events:

(a)          a diminution in Executive’s Base Salary of 5% or more, unless such reduction is part of an initiative that applies to and affects all similarly situated executive officers of the Company substantially the same and proportionately;

(b)          a material diminution in Executive’s authority, duties, or responsibilities (including, in connection with a Change in Control or other Corporate Transaction, Executive being assigned to any position (including offices and reporting requirements), authority, duties or responsibilities that are not at or with the Parent Company, engaged in the business of the successor to the Parent Company or the corporation or other Entity surviving or resulting from such Corporate Transaction), including, without limitation, Executive’s ceasing to be an officer of a publicly traded company;

(c)          in connection with a Change in Control or other Corporate Transaction, the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from its then current location;

(d)          a material breach by the Company of this Agreement, other than an isolated, insubstantial and inadvertent failure to comply with this Agreement not occurring in bad faith.

Notwithstanding the foregoing provisions of this Section 1.11 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 1.11(a), (b), (c), or (d) giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (ii) Executive must provide written Notice of Breach to the Company of such condition in accordance with Section 10.1 within 90 days of the initial existence of the condition specified in the Notice of Breach;  and (iii) the condition specified in the Notice of Breach must remain uncorrected for 30 days after receipt of the Notice of Breach by the Company.  Any Notice of Breach shall be deemed void if the Company cures the matter giving rise to Good Reason under this Section 1.11 within 30 days of the receipt of the Notice of Breach.

1.12        “Impaired” or “Impairment” means:

(a)          the Executive being eligible for the Company’s (or its Affiliate’s) long-term disability benefits, if any are available to Executive; or

(b)          the Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 180 days, as determined by the Company and certified in writing by a competent medical physician selected solely by the Company in the event of any alleged mental impairment and, in the event of any alleged physical impairment by the Company with the Executive having the right to approve such selection (however, if the Executive fails to approve the Company’s first two selections within ten days of being notified of each such selection, the Company will have the right thereafter to designate any licensed medical physician on staff with either the Baylor College of Medicine or Methodist Hospital, each located in Houston, Texas).

1.13        “Notice of Breach” shall mean a written notice delivered to the other party within the time period required under the definition of “Cause” or “Good Reason,” as applicable, that (a) indicates, as applicable, the specific provision in this Agreement that the party contends the other party has breached or the specific clause of the definition of “Cause” or “Good Reason” that the party alleges to exist, and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances Executive or the Company, as applicable, claims provide the basis for such breach or other condition.

1.14        “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and shall include a Notice of Breach, but only at the time and to the extent such Notice of Breach becomes a Notice of Termination under Section 3.3.

1.15      “Parent Company” shall mean Cardtronics plc, a public limited company organized under English law, or any successor thereof, including any Entity into which Cardtronics plc is merged, consolidated or amalgamated, including, without limitation, any Entity otherwise resulting from a Corporate Transaction.

1.16        “Person” shall mean (a) an individual or Entity and (b) for purposes of the definition of “Change in Control” and related provisions shall have the meaning provided in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Parent Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under a Benefit Plan of the Parent Company or any of its Affiliated companies, (iii) an underwriter temporarily holding securities pursuant to an offering by the Parent Company of such securities, or (iv) an Entity owned, directly or indirectly, by the shareholders of the Parent Company in substantially the same proportion as their ownership of shares of the Parent Company.

1.17        “Section 409A Payment Date” shall have the meaning set forth in Section 7.2(b).

1.18        “Subsidiary” shall mean any direct or indirect majority-owned subsidiary of the Parent Company or any majority-owned subsidiary thereof, or any other Entity in which the Parent Company owns, directly or indirectly, a significant financial interest provided that the Chief Executive Officer of the Parent Company designates such Entity to be a Subsidiary for the purposes of this Agreement.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1          Employment; Commencement Date.  Executive commenced employment with the Company on November 7, 2016 (the “Commencement Date”).  From and after such date, the Company agrees to employ Executive, and Executive agrees to be employed by the Company.  With effect from the Effective Date, Executive agrees to be employed by the Company pursuant the terms of this Agreement and continuing for the period of time set forth in Article III, subject to the terms and conditions of this Agreement.

2.2          Positions. From and after the Commencement Date, the Company shall employ Executive in the position of Executive Vice President, Managing Director – North America of the Company or in such other position or positions as the parties mutually may agree, and Executive shall report to the Chief Executive Officer (“CEO”) of the Company.

2.3          Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s) as well as such additional duties and services appropriate to such position(s) as may be assigned, from time to time, by the Company. Executive’s employment shall also be subject to the policies maintained and established by the Company and its Affiliates that are of general applicability to the Company’s executive employees, as such policies may be amended from time to time.

2.4          Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its Affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, (c) at the sole discretion of the Board, serve on the boards of other for- and non-profit Entities, and (d) engage in de minimis other activities such as non-commercial speeches; provided, however, that such activities shall be permitted solely if such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of Executive’s duties hereunder or any restrictive covenant in favor of the Company or its Affiliate, in each case, as determined by the Company.

2.5          Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company or any of its Affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1          Term. Subject to the remaining terms of this Article III, this Agreement shall be for an initial term that begins on the Commencement Date and continues in effect through the fourth anniversary of the Commencement Date (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year‑to‑year basis (each a “Renewal Term” and, together with the Initial Term, the “Term”). If the Company or Executive elects not to renew the Term under this Agreement for a Renewal Term, the Company or Executive must provide a Notice of Termination to the other party at least 90 days before the expiration of the then-current Initial Term or Renewal Term, as applicable. In the event that one party provides the other party with a Notice of Termination pursuant to this Section 3.1, no further automatic extensions will occur and this Agreement and Executive’s employment with the Company shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable.

3.2          Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment and this Agreement during the Term immediately and at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)          Impairment:  if the Executive is Impaired, the Company may, at its sole discretion, elect not to immediately terminate the Executive but rather to employ someone to undertake Executive’s authorities, duties and responsibilities with respect to the Company and its Affiliates, including with Executive’s title and reporting lines, during the period from the onset of any Impairment until Executive’s employment with the Company is terminated or the Executive otherwise returns to full duties.  Notwithstanding anything to the contrary, any such action by the Company will not constitute Good Reason, constructive termination or breach of this Agreement or otherwise, provided further that, if Executive recovers from the Impairment prior to the date Executive would qualify for long term disability benefits and the Company does not return Executive to Executive’s position, Executive shall have the right to resign for Good Reason in accordance with the terms of this agreement;

(b)          Death: automatically upon Executive’s death;

(c)           Cause: for Cause; or

(d)          Discretion of the Company: for any other reason whatsoever (other than as set forth in Sections 3.2(a),  (b) or (c) or for no reason at all, in the sole discretion of the Board.

3.3          Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment and this Agreement during the Term for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive without Good Reason, the Date of Termination specified in the Notice of Termination shall not be less than 90 days from the date such Notice of Termination is provided, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required by the Company, that shall be the “Date of Termination” as defined in Section 1.1, and it shall not otherwise change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).  In the event Executive intends to terminate employment with the Company for Good Reason because the Company failed to cure the event described in the Notice of Breach within 30 days of receipt of the Notice of Breach, the Notice of Breach shall automatically be deemed a Notice of Termination, effective immediately upon the expiration of the cure period described in Section 1.11.  If Executive fails to provide the Company with the requisite Notice of Termination under this Section 3.3, Executive forfeits the right to any contingent future payments under this Agreement.

3.4          Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each Affiliate of the Company (including the Parent Company), and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of the Company and any Affiliate of the Company and from the board of directors or similar governing body of any Entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative.

3.5          Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company only when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder (“Separation From Service”). For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1          Base Salary. During the Term of this Agreement, Executive shall receive a minimum, annualized gross base salary of $350,000 (the “Base Salary”). Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2          Cash Incentive Plan Awards. Executive shall be eligible to receive an annual bonus in respect of each calendar year during the Term (“Annual Bonus”) based on criteria determined in the sole discretion of the Board (or a committee thereof) as part of the Cardtronics, Inc. Annual Executive Cash Incentive Plan (and/or other then-current or similar or successor plan, the “AECIP”) and subject to the terms and conditions of the AECIP, it being understood that (a) the target Annual Bonus at planned or targeted levels of performance shall equal 85% of Executive’s Base Salary and (b) the actual amount of each Annual Bonus to be paid to the Executive shall be determined in the sole discretion of the Board (or a committee thereof) and may range between 0% and 200% of the target Annual Bonus. The Company shall pay each Annual Bonus with respect to a calendar year no later than March 15 of the calendar year following the year to which the Annual Bonus relates, provided that (except as otherwise provided in Section 7.1(b)) Executive is employed by the Company on such date of payment. If Executive has not been employed by the Company since January 1 of the year that includes the Effective Date, then the Annual Bonus for such year shall be prorated based on the ratio of the number of days during such calendar year that Executive was employed by the Company to the number of days in such calendar year.

4.3          Stock Incentive Plan Awards. Executive shall be eligible to receive an annual equity award each calendar year during the Term (“Annual Equity Award”) with a grant date value at target equal to 125% of Base Salary, based on criteria determined in the sole discretion of the Board (or a committee thereof) as part of the Cardtronics, Inc. Third Amended and Restated 2007 Stock Incentive Plan (and/or other then-current or similar or successor plan, “Stock Incentive Plan”).

4.4          Other Perquisites. During the Term, the Company shall provide Executive with substantially the same perquisite benefits made available to similarly situated executive officers of the Company generally, from time to time.

4.5          Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services during the Term, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time. Any reimbursement of expenses pursuant to this Section 4.6 shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive).

4.6          Vacation and Sick Leave. During the Term, Executive shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to similarly situated executive officers of the Company from time to time and (b) 4 weeks paid vacation each calendar year (up to 40 hours of which may be carried forward to a succeeding year).

4.7          Offices. Subject to Articles II,  III and IV, Executive agrees to serve without additional compensation, if elected or appointed thereto, as an officer (in addition to the position specified in Section 2.2) or director of the Company or any of the Company’s Affiliates and as a member of any committees of the board of directors of any such Entities and in one or more executive positions of any of the Company’s Affiliates.

ARTICLE V

PROTECTION OF INFORMATION

5.1          Work Product.  For purposes of this Article V, the term “the Company” shall include the Company and any of its Affiliates (including the Parent Company), and any reference to “employment” or similar terms shall include an officer, director and/or consulting relationship.  Executive agrees that all information, inventions, patents, trade secrets, formulas, processes, designs, ideas, concepts, improvements, diagrams, drawings, flow charts, programs, methods, apparatus, software, hardware, ideas, improvements, product developments, discoveries, systems, techniques, devices, models, prototypes, copyrightable works, mask works, trademarks, service marks, trade dress, business slogans, written materials and other things of value conceived, reduced to practice, made or learned by Executive, either alone or with others, while employed with the Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to the Company’s business and/or the business of Affiliates of the Company using the Company’s time, data, facilities and/or materials (hereinafter collectively referred to as the “Work Product”) belong to and shall remain the sole and exclusive property of the Company (or its Affiliates) forever.  Executive hereby assigns to the Company all of Executive’s right, title, and interest to all such Work Product.  Executive agrees to promptly and fully disclose all Work Product in writing to the Company.  Executive agrees to cooperate and do all lawful things requested by the Company to protect Company ownership rights in all Work Product.  Executive warrants that no Work Product has been conceived, reduced to practice, made or learned by Executive prior to Executive’s employment with the Company.

5.2          Confidential Information. During Executive’s employment with the Company, the Company agrees to and shall provide to Executive confidential, proprietary, non-public and/or trade secret information regarding the Company that Executive has not previously had access to or knowledge of before the execution of this Agreement including, without limitation, Work Product, technical information, corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, business and marketing plans, strategies, financing, plans, business policies and practices of the Company, and/or Affiliates of the Company, know-how, specialized training, mailing lists, acquisition prospects, identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, potential client lists, employee records, pricing information, evaluations, opinions, interpretations, production, marketing and merchandising techniques, prospective names and marks or other forms of information considered by the Company to be confidential, proprietary, non-public or in the nature of trade secrets (hereafter collectively referred to as “Confidential Information”) that the Company and its Affiliates desire to protect.

5.3          No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its Affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its Affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all Persons to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.  At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its Affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product. Notwithstanding anything contained in this Agreement to the contrary, Executive may disclose Confidential Information: (a) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company; (b) when required to do so by a court of law, by any governmental agency having apparent supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information; provided, however, that in the event disclosure is so required, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order; or (c) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 5.3.  Upon termination of Executive’s employment by the Company for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof (in whatever form, tangible or intangible), to the Company.  Executive’s non-disclosure obligations in this Article V shall not be applied to limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency.  For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state, or local governmental agency or commission.  The disclosures and actions protected in this Section 5.3 are referred to herein as “Protected Activities.”

5.4          Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, electronic mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5          Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its Affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its Affiliates, Executive shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its Affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6          Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its Affiliates shall be entitled to enforce the provisions of this Article V by immediately terminating payments then owing to, or the rights of, Executive under Section 7.1(b)(i) through (v) or otherwise upon its determination of any such breach and to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

5.7        Immunity from Liability for Confidential Disclosure of Trade Secrets.  Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law.  Executive shall also not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order.  However, Executive is not authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine without prior written consent of the Company’s General Counsel or another authorized officer designated by the Company.  This Section 5.7 will govern to the extent it may conflict with any other provision of this Agreement.

ARTICLE VI

STATEMENTS CONCERNING THE COMPANY

6.1        Statements by Executive. Executive shall not, at any time, publicly or privately, verbally or in writing, directly or indirectly, make or cause to be made any defaming and/or disparaging, derogatory, misleading, or false statement about the Company or its Affiliates, their products, or any current or former directors, officers, employees, or agents of the Company or its Affiliates, or the business strategy, plans, policies, practices, or operations of the Company or its Affiliates, to any person or entity, including without limitation, members of the investment community, press, customers, competitors, employees, and advisors of the Company or its Affiliates.  This Section 6.1 shall not be applied to limit or interfere with Executive’s right to engage in Protected Activities as defined in Section 5.3. A violation or threatened violation of this prohibition may be enjoined by the courts and would be considered a material breach of this Agreement. The rights afforded the Company and its Affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1          Effect of Termination of Employment on Compensation – Impairment and Death, Cause, Resignation without Good Reason and election by Executive not to renew the Initial Term or any Renewal Term

(a)           If Executive’s employment hereunder shall terminate for any reason described in Section 3.2(a) (Impairment),  3.2(b) (Death),  3.2(c) (Cause), pursuant to Executive’s resignation other than for Good Reason, or by Executive’s election not to renew the Initial Term or any Renewal Term in accordance with Section 3.1, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to:

(i)           payment of all accrued and unpaid Base Salary to the Date of Termination;

(ii)          except in the case of a termination under Section 3.2(c) (Cause), any unpaid Annual Bonus for the calendar year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates);

(iii)         reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.5; and

(iv)         benefits to which Executive is entitled under the terms of any applicable benefit plan or program (other than any severance plan or program).

(b)          In addition, if Executive’s employment hereunder is terminated pursuant to Section 3.2(a) (Impairment) or

3.2(b) (Death), subject to the Executive’s or Executive’s representative’s or estate’s, as applicable, delivery, within 30 days (or 45 days if the Company determines necessary and set forth in the Release (defined below)) after the date of such termination of employment, of an executed release substantially in the form of the release attached as Appendix A (the “Release”) and subject to Executive’s or Executive’s representative’s or estate’s, as applicable, compliance with all of the surviving provisions of this Agreement and non-revocation of the Release, the Executive’s outstanding equity awards shall be treated as follows, unless the applicable award agreement provides for more favorable treatment:

(i)           any sign-on or one-time special equity awards that were not awarded to the Executive as part of the Company’s annual LTIP, shall fully vest as of the Date of Termination,

(ii)          any equity awards granted as part of the annual LTIP that vest solely based on continued employment or service that would have, but for the termination of the Executive’s employment, vested in the 12 months immediately following the Date of Termination, shall vest as of the Date of Termination,

(iii)         awards that vest solely or in part based on performance goals:

(A)         for a termination of employment during the performance period, such awards shall be deemed earned at the target level of performance and a pro-rata number of awards shall vest based on the number of full and partial months the Executive was employed within the performance period over the number of total months in the performance period; and

(B)         for a termination of employment following the end of a performance period applicable to an award, any awards earned during the performance period shall fully vest.

7.2          Effect of Termination of Employment on Compensation – Resignation for Good Reason or Discretion of the Company without Cause other than within 24 Months Following a Change in Control

(a)           If Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason or by action of the Company pursuant to Section 3.2(d)  (Discretion of the Company) (which includes the Company’s election not to renew the Initial Term or any Renewal Term in accordance with Section 3.1), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to all payments set forth in Section 7.1(a), and subject to Executive’s delivery, within 30 days (or 45 days if the Company determines necessary and set forth in the Release) after the date of Executive’s termination of employment, of an executed release substantially in the form of the Release and subject to Executive’s compliance with all of the surviving provisions of this Agreement and non-revocation of the Release, Executive shall receive the following additional compensation and benefits from the Company (but no other compensation or benefits after such termination):

(i)           the Company shall pay to Executive a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year as determined in good faith by the Board in accordance with the criteria established pursuant to Section 4.2 and based on the Company’s performance for such year, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year), payable in a lump-sum on the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates);

(ii)          the Company shall pay to Executive an amount equal to one (1) times the sum of Executive’s Base Salary as of the Date of Termination and the Average Annual Bonus, which amount shall be paid in substantially equal installments in accordance with the Company’s standard payroll practices over the 12 month period following the Date of Termination; provided that the first payment shall commence on the first payroll date that falls on or immediately following the 60th day after Executive’s Date of Termination and shall include any amounts otherwise due prior thereto;

(iii)         a lump sum payment on the first payroll date that falls on or immediately following the 60th day after Executive’s Date of Termination equal to the product of (i) the monthly cost of the premium for coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), as determined by the Company on the Date of Termination and (ii) eighteen (18); and

(iv)         notwithstanding anything to the contrary in the applicable award agreement, unless the applicable award agreement provides for more favorable treatment:

(A)         any sign-on or one-time special equity awards that were not awarded to the Executive as part of the Company’s annual LTIP, shall fully vest as of the Date of Termination,

(B)         any equity awards granted as part of the annual LTIP that vest solely based on continued employment or service that would have, but for the termination of the Executive’s employment, vested in the 12 months immediately following the Date of Termination, shall vest as of the Date of Termination,

(C)         equity awards granted as part of the annual LTIP that vest solely or in part based on performance goals,

(I)   for a termination of employment during the first 12 calendar months of a performance period applicable to an award, such awards shall be forfeited;

(II)  for a termination of employment following the end of the first 12 calendar months of a performance period, but prior to end of that performance period, such awards shall be earned at the actual level of performance and a pro-rata number of awards based on the number of full and partial months the Executive was employed within the performance period over the number of total months in the performance period shall vest in accordance with the terms of the relevant award; and

(III) for a termination of employment following the end of the performance period applicable to an award, any awards earned during that performance period shall fully vest as of the Date of Termination.

7.3          Effect of Termination of Employment on Compensation – Resignation for Good Reason or Discretion of the Company without Cause within 24 Months Following a Change in Control.

(a)           If Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason or by action of the Company pursuant to Section 3.2(d)  (Discretion of the Company) (which includes the Company’s election not to renew the Initial Term or any Renewal Term in accordance with Section 3.1), in each case, within twenty-four (24) months following a Change in Control, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to all payments set forth in Section 7.1(a), and subject to Executive’s delivery, within 30 days (or 45 days if the Company determines necessary and set forth in the Release) after the date of Executive’s termination of employment, of an executed release substantially in the form of the Release and subject to Executive’s compliance with all of the surviving provisions of this Agreement and non-revocation of the Release, Executive shall receive the following additional compensation and benefits from the Company (but no other compensation or benefits after such termination):

(i)           the Company shall pay to Executive a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year at target, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year), payable in a lump-sum on the first payroll date that falls on or immediately following the 60th day after Executive’s Date of Termination;

(ii)          the Company shall pay to Executive an amount equal to two times the sum of Executive’s Base Salary as of the Date of Termination and the Average Annual Bonus, in a lump sum on the first payroll date that falls on or immediately following the 60th days after Executive’s Date of Termination;

(iii)         a lump sum payment on the first payroll date that falls on or immediately following the 60th day after Executive’s Date of Termination equal to the product of (i) the monthly cost of the premium for coverage under the Company’s group health plans under COBRA, as determined by the Company on the Date of Termination and (ii) eighteen (18); and

(iv)         notwithstanding anything to the contrary in the applicable award agreement, unless the applicable award agreement provides for more favorable treatment and provided the applicable stock incentive plan allows: (A) any sign-on or one-time special equity awards that were not awarded to the Executive as part of the Company’s annual LTIP, shall fully vest as of the Date of Termination, (B) any equity awards granted as part of the annual LTIP that vest solely based on continued employment or service that would have, but for the termination of the Executive’s employment, vested following the Date of Termination, shall fully vest as of the Date of Termination, (C) equity awards granted as part of the annual LTIP that vest solely or in part based on performance goals, (1) for a termination of employment during the performance period applicable to an award, such awards shall be deemed earned at the greater of actual or target level of performance and any time-vesting condition shall be satisfied as of the Date of Termination and (2) for a termination of employment following the end of the performance period applicable to an award, any awards earned during the performance period, and that would have, but for the termination of the Executive’s employment, vested following the Date of Termination, shall fully vest as of the Date of Termination.  In the event the applicable stock incentive plan does not allow for vesting of any award as outlined herein, Executive shall be entitled to the most favorable treatment for vesting of that award available under the applicable stock incentive plan.

The payments and benefits set forth in this Section 7.1, 7.2 and 7.3, as applicable, shall be the Executive’s sole right to severance or termination pay.

7.4          Section 409A of the Code.

(a)          It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Code and applicable administrative guidance issued thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A of the Code, then those provisions shall be interpreted and applied in a manner that does not result in an imposition of a tax or penalty under Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of a payment. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. Neither the Company nor its directors, officers, employees or advisers shall be liable to Executive (or any individual claiming a benefit through Executive) for any tax, interest or penalties Executive may owe as a result of compensation or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

(b)          Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under this Article VII and which constitute deferred compensation within the meaning of Section 409A of the Code shall be made or paid to Executive prior to the earlier of (i) the first business day of the seventh month following the date of Executive’s termination of employment or (ii) the date of Executive’s death ((i) or (ii), as applicable, the “Section 409A Payment Date”), if (x) Executive is deemed on termination of employment a “specified employee” within the meaning of that term under Section 409A of the Code, (y) the stock of the Parent Company or any successor Entity is publicly traded on an established market and (z) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable delay period, all payments or benefits delayed pursuant to this provision shall be paid in a lump sum to Executive, and any remaining payments or benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)          The following provisions shall apply to such reimbursements and any other reimbursements or in-kind benefits provided pursuant to this Agreement in order to assure that such reimbursements do not create a deferred compensation arrangement subject to Section 409A of the Code: (i) the amount of reimbursements or in-kind benefits to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided hereunder in any other calendar year, (ii) each reimbursement to which Executive becomes entitled shall be made no later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred; and (iii) executive’s right to reimbursement or in-kind benefits cannot be liquidated or exchanged for any other benefit or payment.

ARTICLE VIII

NON-COMPETITION AGREEMENT

8.1          Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its Affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the products and services provided by the Company and its Affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business or Person that wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its Affiliates be deemed a

Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of two (2) years following the termination of Executive’s employment with the Company.

“Restricted Area” means the geographic area in which the Company or its Affiliates have operations at the time of Executive’s termination of employment with the Company.

8.2          Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII: (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Article V; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder; (iii) to protect the trade secrets and Confidential Information of the Company or its Affiliates disclosed or entrusted to Executive by the Company or its Affiliates or created or developed by Executive for the Company or its Affiliates, the business goodwill of the Company or its Affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its Affiliates; and (iv) as an additional incentive for the Company to enter into this Agreement. Executive further agrees that the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 8.2 are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Section 15.50-15.52.

(a)          Subject to the exceptions set forth in Section 8.2(b), Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area, and (ii) Executive will not, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or be associated in any way with or loan money to, sell or lease equipment to, or sell or lease real property to any business or Person that engages in a Competing Business in the Restricted Area.

(b)          Notwithstanding the restrictions contained in Section 8.2(a), Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a),  provided that Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation. In addition, the restrictions contained in Section 8.2(a) shall not preclude Executive from being employed by a financial institution so long as Executive’s principal duties at such institution are not directly and primarily related to the Business.

(c)          Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not (i) directly or indirectly, solicit, entice, persuade or induce any Person who is an officer, employee, consultant, agent, or independent contractor of the Company or any of its Affiliates, or was, during the one-year period prior to the Date of Termination, an officer, employee, consultant, agent, or independent contractor of the Company or any of its Affiliates, to terminate his or her employment, engagement, or associations with the Company or such Affiliate, and/or to become employed by any business or Person other than the Company or such Affiliate, and (ii) directly or indirectly, solicit, entice, persuade or induce any business or Person who or which is a customer of the Company or any of its Affiliates during the one-year period prior to the Date of Termination, to terminate, diminish, reduce, or otherwise alter the nature and/or magnitude of that customer relationship. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(c) shall not apply with respect to an officer, employee, consultant, agent, or independent contractor whose employment or engagement has been involuntarily terminated by the Company or any of its Affiliates (other than for cause).

(d)          Executive may seek the written consent of the Company, which may be withheld for any reason whatsoever or for no reason at all, to waive the provisions of this Article VIII on a case-by-case basis.

8.3          Relief. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VIII by Executive, and that the Company and/or its Affiliates shall be entitled to enforce the provisions of this Article VIII by immediately terminating payments then owing to Executive under Section 7.1(b)(i) through (iv) or otherwise upon its determination of any such breach and to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive. However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

8.4          Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive and the Company understand and agree that the purpose of the provisions of this Article VIII is to protect the legitimate business interests and goodwill of the Company.  Executive acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5          Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company and its Affiliates. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties agree that any such court is expressly authorized to modify any such unenforceable provision of this Article VIII in lieu of severing such unenforceable provision in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Article VIII, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Article VIII, as so modified by the court, shall be binding upon and enforceable against each of them. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

9.1          Dispute Resolution. If any dispute arises out of this Agreement or out of or in connection with any equity compensation award made to Executive by the Company or any of its Affiliates, the complaining party shall provide the other party written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association (“AAA”) in the selection process. If mediation is unsuccessful, or if mediation is not requested by a party, either party may by written notice demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration; provided, however, that any party to this Agreement may seek provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, pending arbitration or in aid of arbitration, or both, against the other parties hereto in federal and state courts of competent jurisdiction and provided, further, that any party to this Agreement may seek to enforce, confirm, modify, or vacate an arbitration award in any federal and state court of competent jurisdiction.

(a)          Unless the parties agree on the appointment of a single arbitrator, the dispute shall be referred to one arbitrator appointed by the AAA. The arbitrator will set the rules and timing of the arbitration, but will generally follow the commercial rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)          The arbitration hearing will in no event take place more than 180 days after the appointment of the arbitrator.

(c)          The mediation and the arbitration will take place in Houston, Texas unless otherwise agreed by the parties.

(d)          The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)          All costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive; provided that each party shall be responsible for his or its own attorney fees.

9.2          Arbitration shall proceed solely on an individual basis without the right for any claims to be arbitrated on a class action basis or on bases involving claims brought in a purported representative capacity on behalf of others.  The arbitrator’s authority to resolve and make written awards is limited to claims between the Executive and the Company alone.  Claims may not be joined or consolidated unless agreed to in writing by all parties.  No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.  Notwithstanding any other provision in this Agreement, and without waiving either party’s right of appeal, if any portion of this class action waiver provision is deemed invalid or unenforceable, then the entire arbitration clause in this Agreement (other than this sentence) shall be void.

ARTICLE X

MISCELLANEOUS

10.1        Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, (c) when received if delivered by overnight courier, or (d) one day after transmission if sent by e-mail, with confirmation of transmission, as follows:

If to Executive, addressed to:	Brian Bailey
531 Affirmed Ln
Alpharetta, GA 30004
bjbailey14@yahoo.com

if to the Company, addressed to:	Cardtronics USA, Inc.
3250 Briarpark Drive, Suite 400
Houston, Texas 77042
Attention: General Counsel
Email: CATM_Legal@cardtronics.com

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.  If either party provides notice by e-mail, the party must also send notice by one of the other delivery methods listed in this Section 10.1, but failure to do so shall not invalidate the e-mail transmission.

10.2        Applicable Law; Submission to Jurisdiction.

(a)          This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)          With respect to any claim or dispute related to or arising under this Agreement not otherwise subject to arbitration under the terms of this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

10.3        Indemnification.

(a)          Save and except for any Proceeding (as herein defined) brought by (i) Executive’s former employer, including any Affiliate thereof (collectively “Former Employer”), alleging that Executive’s employment hereunder violates any agreement between Executive and such Former Employer, or (ii) Executive or his estate, if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the board of directors of the Company and by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other Entity and shall inure to the benefit of Executive’s heirs, executors and administrators; provided, however, that Executive shall not be indemnified and held harmless by the Company for any cost, expense, liability, or loss relating to a Proceeding concerning any action of the Executive in which a court of competent jurisdiction determines that such action constitutes fraud, embezzlement, gross negligence, or any criminal act. In order to be entitled to the above described indemnification Executive must provide prompt written notice to the Company of such Proceeding and the Company (and its insurers) shall be entitled to defend such Proceeding and to enter into such settlement agreements that the Company and its insurers believe is reasonable and necessary so long as Executive is not required to admit any misconduct or liability, nor required to pay any portion of such settlement. To the extent that the Company fails to provide a defense for all claims raised in any Proceeding after receiving notice thereof, the Company to the fullest extent permitted by applicable law shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Notwithstanding anything in this Section 10.3 to the contrary, unless an earlier payment date is specified above, Executive shall be paid (or paid on Executive’s behalf), in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv), all amounts to which Executive is entitled under this Section 10.3 promptly but no later than the end of the calendar year following the calendar year in which the indemnifiable expense is incurred.

(b)          Neither the failure of the Company (including their boards of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 10.3(a) that indemnification of Executive is proper because he has met the applicable standard of conduct, nor determination by the Company (including its boards of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c)          The Company will continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its directors and other executive officers during the term of Executive’s employment with the Company and thereafter until the expiration of all applicable statutes of limitations.

(d)          If the Company enters into an indemnification agreement with any of its directors or executive officers, the Company to the fullest extent permitted by applicable law will enter into an indemnification agreement with Executive on terms and conditions no less favorable than those set forth in any such indemnification agreement.

(e)          No Conflict With Prior Agreements.  Executive represents and warrants that Executive’s performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which Executive is a party or by the terms of which Executive may be bound.  Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement

10.4        No Waiver. No failure by either party hereto at any time to provide notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.5        Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.6        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.7        Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, foreign, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

10.8        Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

10.9        Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

10.10      Successors.

(a)          This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The rights, benefits and obligations of Executive hereunder shall not be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the Company. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement may be assigned to any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, Change in Control or other Corporate Transaction involving the Company or any Subsidiary or Affiliate of the Company)) by operation of law or expressly in connection with a disposition of substantially all of the assets of the Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as provided above.

10.11      Term. Termination of Executive’s employment under this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles I,  V,  VI,  VII,  VIII,  IX and X shall survive any termination of the employment relationship and/or of this Agreement.

10.12      Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

10.13      Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties.

10.14      Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote, participate or decide upon any such matter.

10.15      Changes Due to Compliance with Applicable Law. Executive understands that certain laws, as well as rules and regulations promulgated by the Securities and Exchange Commission (including without limitation under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002) and/or by securities exchanges, do and will require the Company to recoup, and Executive to repay, incentive compensation payable hereunder under the circumstances set forth under such laws, rules and regulations. Such requirements will be set forth from time to time in policies adopted by the Company (so-called “clawback” policies) and Executive acknowledges receipt of the Company’s current clawback policy.  Executive acknowledges that amounts paid or payable pursuant to this Agreement as incentive compensation or otherwise by the Company shall be subject to clawback to the extent necessary to comply with such laws, rules, regulations and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of amounts paid or payable hereunder, and Executive agrees to repay such amounts (whether or not still employed by the Company or any of its Affiliates), as required by such laws, rules, regulations or policy.  Executive shall repay the Company in cash in immediately available funds within 60 days of demand for payment by the Company or as otherwise agreed by the Company in its sole discretion.

Any such clawback shall not provide Executive any termination rights or other rights to payment under this Agreement (including no right to terminate for Good Reason), nor constitute a breach or violation of this Agreement by the Company.  The Executive hereby consents to any changes to the current policy that are adopted to comply with applicable law, rules or regulations (including by securities exchanges). Further, if determined necessary or appropriate by the Board, Executive agrees to enter into an amendment to this Agreement or a separate written agreement with the Company to comply with such laws, rules and regulations thereunder if required thereby or determined appropriate by the Board in its reasonable discretion.

10.16 Cooperation with Litigation. Notwithstanding this Agreement, Executive agrees to reasonably cooperate with Company by making Executive reasonably available, at the Company’s reasonable request, to testify on behalf of the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its Affiliates in any such action, suit, or proceeding by providing information to and meeting and consulting with Company any of its Affiliates or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Executive's then current activities (to the extent the Executive is no longer employed by the Company) and shall be done in a manner to limit any interference with other activities and any required travel and that the Company agrees to reimburse Executive for all reasonable out of pocket expenses reasonably incurred in connection with such cooperation by Executive. This Section 10.16 shall not be applied to limit or interfere with Executive’s right to engage in Protected Activities as defined in Section 5.3.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

CARDTRONICS USA, INC.

By:	/s/ Edward H. West

Name:	Edward H. West

Title:	CEO

EXECUTIVE:

/s/ Brian J. Bailey

Name:	Brian J. Bailey

[Signature Page to Employment Agreement]

APPENDIX A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in the Employment Agreement (the “Employment Agreement”) dated as of ____________, by and between Brian Bailey  (“Executive”) and Cardtronics USA, Inc., a Delaware corporation (the “Company”).

(a)          For good and valuable consideration, including the Company’s provision of certain payments and benefits to Executive in accordance with Section 7.1(b) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, Cardtronics plc, their Affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from any and all liability for, and hereby waives, any and all claims, damages, or causes of action of any kind relating to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions on or prior to the date of this Agreement including, without limitation, any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (x) Chapter 21 of the Texas Labor Code; (xi) the Texas Whistleblower Act; (xii) the Delaware Discrimination in Employment Act; (xiii) the Delaware Persons with Disabilities Employment Protections Act; (xiv) the Delaware Whistleblowers’ Protection Act; (xv) the Delaware Fair Employment Practices Act; (xvi) the Georgia Fair Employment Practices Act; (xvii) the Georgia Equal Pay Act; (xviii) the Georgia Prohibition of Age Discrimination in Employment Act; (xix) the Georgia Equal Employment for Persons with Disabilities Code; (xx) any state anti-discrimination law;  (xxi) any state wage and hour law; (xxii) any other local, state or federal law, regulation or ordinance; (xxiii) any public policy, contract, tort, or common law claim; (xxiv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters;  (xxv) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Executive and the Company; and (xxvi) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”).

(b)          The release of claims set forth in this Agreement shall not be applied to modify or affect: (i) Executive’s right to enforce the terms of this Agreement or the Employment Agreement; (ii) Executive’s right to receive an award from a “Government Agency” (as defined in Section 5.3 of the Employment Agreement) under its whistleblower program for reporting in good faith a possible violation of law to such “Government Agency”; (iii) any vested rights and benefits that Executive may have under any applicable Company benefit or compensation plan; (iv) any recovery to which Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws; (v) Executive’s right to challenge the validity of this release under the ADEA; (vi) any rights that arise after the date Executive executes this Agreement; or (vii) any right where a waiver is expressly prohibited by law.

(c)          The Executive relinquishes any right, and agrees not to seek future employment or re-employment with any of the Company Parties, and acknowledges that the Company Parties shall have the right to refuse to re-employ the Executive, in each case without liability of the Company Parties.

(d)          The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by the Executive to exist may subsequently be discovered, it is the intention of the Executive in executing this Agreement that the general release in subsection (a) shall be effective as a full and final accord and satisfaction, and release of and from all liabilities, disputes, claims, and matters covered under the general release in subsection (a), known or unknown, suspected or unsuspected.

(e)          The furnishing of certain payments and benefits to Executive in accordance with Section 7.1(b) of the Employment Agreement will not be deemed an admission of liability or wrongdoing by the Company Parties. This Agreement is not intended to indicate that any Released Claims actually exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in subsection (a), any and all potential claims of this nature that Executive may have against the Company Parties as of the date of this Agreement, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

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(f)           By executing and delivering this Agreement, Executive acknowledges that:

(i)           the consideration given for the release in this Agreement is in addition to anything of value to which the Executive was already entitled;

(ii)          Executive has carefully read this Agreement;

(iii)         Executive has had at least [21 days/45 days] to consider this Agreement before the execution and delivery hereof to the Company;

(iv)         Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(v)          Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the address of the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this _______day of _____________, _______.

STATE OF	§
§
COUNTY OF	§

BEFORE ME, the undersigned authority personally appeared ___________________________, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this ___________ day of ______________, ________.

NOTARY PUBLIC in and for the
State of ____________
My Commission Expires: ____________
Identification produced:

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Older Worker Benefit Protection Act Disclosure for a Group Termination

1.            This Employment Termination Program covers selected employees in the Company’s [INSERT DECISIONAL UNIT].

2.            Employees eligible to participate in the Program are those employees in the Company’s [INSERT DECISIONAL UNIT] whose employment with the Company is being terminated by the Company.

3             Employees selected for the program have forty-five (45) days from the date of their receipt of this proposed agreement to participate by signing and returning the Release Agreement.  Employees who choose to sign the Release Agreement shall have seven (7) days after signing and returning it to the Company to revoke it by delivering a signed revocation notice to the Company as provided in the Release Agreement.

4.            The job titles and ages of all individuals selected for the program from the Company’s [INSERT DECISIONAL UNIT] and all individuals in the same job titles not selected for the program from the Company’s [INSERT DECISIONAL UNIT] are as follows:

Job Title	Age	No. Selected	No. Not Selected

If you have any questions about this information, please contact [insert contact name] at [insert phone number].